Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 25, 1999 (As corrected)
          HS RESOURCES, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 1998
                               FINANCIAL RESULTS

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced its 1998 fourth quarter and year-end operating and financial results. Although production was up and operating costs were down, operating results were negatively affected by significantly reduced product prices as compared with prior periods. The Company also announced a change in accounting methods effective December 31, 1998, from the full cost method to the successful efforts method as is more common in its peer group. To provide consistency in comparisons, prior periods have been restated under the successful efforts method.

FOURTH QUARTER RESULTS. For the quarter, the Company reported a net loss of $11.3 million, or $0.61 per share, compared to a net loss of $12.8 million, or $0.73 per share for the comparable prior year period. These numbers include "impairments," as restated under the successful efforts method of accounting, of $5.3 million and $12.0 million for the 1998 and 1997 periods, respectively. The components of these results are as follows.

Quarterly production was 13.0 billion cubic feet of natural gas ("Bcf") and 587,000 barrels of oil ("Bbl"), or 16.5 Bcf equivalents ("Bcfe"), a 14% increase over 1997. Fourth quarter 1997 results, however, included production of properties in the Mid-Continent region that the Company sold effective
September 1, 1998. Natural gas represents 78.7% of the Company's production on an energy-equivalent basis. The following table shows comparative fourth quarter production excluding the Mid-Continent properties.


                             4th Qtr. Production      Difference
                             -------------------      ----------
                              1998        1997      Production    %
                              ----        ----      ----------   --
                Oil, MBbl       587         519          68      13
                Gas, MMcf    13,003       7,310       5,693      78
                MMcfe        16,525      10,424       6,101      59

Both oil and natural gas prices were down sharply from the prior period. Oil prices declined to $11.18 per barrel from $18.58 during the prior year period and gas prices declined to $1.80 per thousand cubic feet ("Mcf") from $2.69 during the prior year period. Overall, prices were off nearly a full dollar, or 35%, on an Mcf equivalent ("Mcfe") basis. As reflected in the following table, the Company's 1998 hedge positions brought the net realized price up by approximately $0.21 to $2.03 per Mcfe.

                                  4th Qtr. 1998             4th Qtr. 1997
                                  -------------             -------------
                                           Net                        Net
                            Price  Hedge   Realized   Price   Hedge   Realized
                            -----  -----   --------   -----   -----   --------
          Oil, $ per Bbl   11.18   2.23    13.41     18.58     0.46    19.04
          Gas, $ per Mcf    1.80   0.17     1.97      2.69    (0.12)    2.57
          Mcfe, $ per       1.81   0.21     2.03      2.79    (0.07)    2.72
          Mcfe

Despite the higher production, operating cash flow as defined on the Company's financial statements decreased from $19.2 million during the prior year period to $16.4 million for the fourth quarter of 1998, due to lower product prices. On a per share basis, operating cash flow was $0.88 compared to $1.10 for the prior year period. Again, however, the fourth quarter 1997 results include production from the Mid-Continent properties that were sold in September, 1998. The weighted average diluted number of shares outstanding was 18.6 million for the fourth quarter of 1998 compared to 17.5 million for the comparable 1997 period.

Operating efficiencies continued to improve, as aggregate cash operating costs (production taxes, lease operating expenses and overhead) decreased 29%, from $1.00 per Mcfe to $0.71 per Mcfe. Interest costs amounted to $0.56 per Mcfe during the quarter compared to $0.60 per Mcfe during the prior year period.

Exploration costs, including geological and geophysical expenses and impairments, charged under the successful efforts method of accounting, declined by 34% to $1.26 per Mcfe from $1.92 per Mcfe during the prior year period. The primary component of the decline was due to reduced seismic expenses during the quarter.

1998 RESULTS. As with the fourth quarter, full-year 1998 results reflect significantly increased production offset by sharply lower product prices. For the full year, oil and gas revenues increased to a record $150.1 million, up a modest 9% despite a 31% increase in production volume. These volumes generated operating cash flow of $72.9 million or $3.92 per share, up 9.1% from $66.9 million or $3.91 per share for the prior year. The Company recorded a net loss of $18.6 million, or $1.00 per share, compared to a loss of $15.5 million, or $0.91 per share, for 1997. Net income includes exploration costs, geological and geophysical costs and non-cash impairments of $41.7 million during 1998 and $46.2 million during 1997.

Production for the year increased to 72.7 Bcfe, up 31% from the 55.5 Bcfe produced during 1997. Natural gas represented 78.4% of the Company's production on an energy-equivalent basis. The increased production can be attributed to the Company's active exploitation program during the year plus the impact of the acquisition of the Amoco D-J Basin properties in late 1997. These were partially offset by the sale of the Company's Mid-Continent properties as of

September 1, 1998. Production increases in 1998 over 1997 are summarized in the following table.


                                    Comparative production
                                    ----------------------
                             1998     1997    Difference     %
                             ----     ----    ----------    --
           Oil, MBbl        2,630    2,400         230      10%
           Gas, MMcf       56,969   41,125      15,844      39%
           MMcfe           72,749   55,525      17,224      31%

On an absolute basis, product prices declined 23%, from $2.51 per Mcfe to $1.93 per Mcfe. Oil prices declined 34%, while natural gas prices declined 17%. The Company's hedge position added $0.13 per Mcfe, for a net realized price of $2.06 per Mcfe. Component details are set forth in the following table.


                                    1998                        1997
                                    ----                        ----
                                              Net                         Net
                             Price  Hedge  Realized      Price  Hedge  Realized
          Oil, $ per Bbl     12.99   1.59    14.58       19.57   0.15    19.71
          Gas, $ per Mcf      1.87   0.09     1.96        2.24  (0.06)    2.19
          Mcfe, $ per Mcfe    1.93   0.13     2.06        2.51  (0.04)    2.47


For the full year, operating efficiencies improved by 19%, declining from $0.83 in 1998 per Mcfe to $0.67 per Mcfe in 1997. Interest costs amounted to $0.58 per Mcfe compared to $0.58 for 1997. Exploration costs, geological and geophysical costs and impairments amounted to $0.57 per Mcfe compared to $0.83 per Mcfe for 1997.

RESERVE REPORT. The Company also reported that at year-end 1998 it had total proved reserves of 37.4 million barrels of oil (MMbbl) and 797 Bcf of natural gas, for a total of 170.3 MMBoe or 1.02 trillion cubic feet of natural gas on an energy-equivalent basis. Natural gas constituted 78% of the reserves, and 69% of the reserves were developed. The Company operates virtually all of its producing properties.

Total proved reserves at year-end 1997 were 192 MMBoe, including approximately 32 MMBoe of reserves attributable to Mid-Continent properties which were sold. During 1998 the Company produced approximately 12 MMBoe. Lower product prices resulted in a downward revision of an additional 16 MMBoe.

These events were partially offset by a 38.4 MMBoe increase in reserves attributable primarily to successful development activity in the D-J Basin, coupled with a new field spacing rule promulgated by the Colorado Oil and Gas Conservation Commission, and by the Company's Gulf Coast exploration program. The 38.4 MMBoe of new reserves represents a replacement rate of over 300% of production and 184% of the combined effects of production and price related revisions.

The pretax net present value of the reserves, discounted at 10%, was $531.9 million, a reduction from the $822.5 million at year-end 1997. Year-end reserve values were calculated based on constant prices and costs using year-end field prices of $1.94 per Mcf and $9.99 per Bbl. Product prices did not take into consideration the effect of product price hedging. Product prices of $16.38 per Bbl and $2.31 per Mcf were applied in the 1997 year-end reserve calculation. If the year-end 1997 product prices had been applied to the 1998 reserves, the pretax net present value would have been $761.9 million.

In commenting on the Company's fourth quarter and year-end results, Chairman and Chief Executive Officer Nicholas J. Sutton said, "Calendar year 1998 was a difficult one for virtually every independent oil and gas producer. Product prices, particularly oil, were at historically low levels, and that rippled through our entire sector. We believe, however, that the fundamentals for our Company are as strong as they have ever been in our 20-year history.

"Operationally, we integrated the Amoco properties into our operations smoothly and efficiently, and our field staff increased production from those properties by more than 10%, without considering production additions from refracs and other operations. Furthermore, the efficiencies inherent in adding these properties is evident in our financial results. Our Gulf Coast projects have advanced from the geological and geophysical stage to the drilling stage, resulting in the Company drilling or participating in 24 gross (6.6 net) wells; 75% of the Company's net wells were completed as producers. Proved reserves from these activities at year-end 1998 were 4.3 MMBoe, up 619% from year-end 1997. Excluding front-end land and seismic costs that must be allocated over a number of projects and properties, the finding cost of Gulf Coast reserves added during 1998 was $1.51 per Boe. Indeed, the fact that we were able to grow total Company reserves by more than 6% (after giving effect to the Mid-Continent property sale and despite the reduction of reserves due to product prices) in a year of dramatically reduced commodity prices is indicative of the quantity and quality of our exploitation and exploration inventory.

"1999 will bring many challenges to independent oil and gas producers, but many opportunities as well. We believe that HS Resources has the project inventory, the financial flexibility and the tools to add value internally and to take advantage of externally generated opportunities that arise."

Company President P. Michael Highum added, "During 1998, our D-J Basin District team undertook more than 450 separate activities ranging from refracs and recompletions to deepening existing wells and drilling new wells. That team has applied creativity and flexibility to its operations, generating additional operational efficiencies. The Company's combined cash cost of $0.67 per Mcfe for production taxes, lease operating expenses and overhead, is among the best in the industry, something that is particularly important in times of soft product prices. During 1999, we will continue to actively and aggressively exploit our D-J Basin assets where we have literally thousands of opportunities, virtually all of which are held by production.

"Our onshore Gulf Coast activities have been equally exciting. In 1996, we initiated a deliberate and focused approach to the Gulf Coast, capturing plays and prospects where we could enhance our geologic understanding by adding the information gained with 3-D seismic imaging techniques. We intend to provide additional information on the status of these projects in a separate press release. However, as we look to 1999 we think the Gulf Coast has excellent potential and, depending on success, we could participate in as many as 50 wells there."

Chief Financial Officer, James E. Duffy, commented on the Company's financial position, its hedging position and the change in accounting methods. "During 1998 we added financial stability and flexibility through two key actions. We repaid more than $150 million of bank debt with the proceeds of our Mid-Continent asset sale in September and we issued $85 million of 9 1/4% Senior Subordinated Notes in December. That allowed us to replace bank debt with financing better aligned with the long-term nature of our producing assets. Our 1999 capital plan is to spend no more than our cash flow, presently expected to be $65-75 million based on present product price forecasts. Capital will be allocated throughout the year depending on results, but our preliminary plan is to allocate approximately 40% to D-J Basin exploitation activities, 40% to Gulf Coast exploration projects, and 20% to other activities and contingencies. We are confident that we will be able to continue to achieve growth in reserves and production despite the current environment."

"During 1998, our hedging activities contributed over $9 million to our bottom line, and looking to 1999 we currently have hedged approximately 55% of our gas production at rates that will yield an average wellhead netback price of $1.98 per Mcf. We also have hedged about 43% of our estimated 1999 oil production at a netback price of over $15.00 per Bbl. Based on a current NYMEX price strip, our hedge position would contribute over $13 million to our 1999 financial results."

Mr. Duffy continued, "During its early years the Company concentrated its activities mainly in the D-J Basin. The low risk nature of those activities and the Company's size then made the full cost method of accounting the preferred method. However, the growth of the Company and the increase in exploration activities in the Gulf Coast and elsewhere caused us to change to the successful efforts method of accounting. This method is more the norm for our peer group and is considered preferable by the Securities and Exchange Commission and the Financial Accounting Standards Board. As required by generally accepted accounting principles, this change in accounting has been applied retroactively and, accordingly, we have restated our financial statements for all previous periods."

Statements concerning ability to add value; drilling, exploration, exploitation, development and other plans; numbers of opportunities; capital spending and allocation plans; expectations concerning production or reserve growth targets; financial stability and flexibility; and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, gathering system and processing plant operating constraints, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the Company's report on Form 8-K filed February 26, 1997.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:       Theodore Gazulis
               Vice President - Treasury,
               Capital Markets and Investor Relations

               415-433-5795
               tgazulis@hsresources.com

                                                 HS Resources, Inc.
                                             Summary of 1998 Operations

                                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (In Thousands, Except Per Share Data)

                                                             Quarter Ended                  Year Ended
                                                              December 31,                 December 31,
                                                         -----------------------       -----------------------

                                                            1998         1997             1998         1997
                                                         -----------  ----------       ----------   ----------

Revenues:
Oil & gas sales                                           $  33,488    $ 39,473         $150,087     $137,251
Trading and transportation                                   12,847      25,701           54,144       90,062
Other gas revenues                                            2,347       1,243            8,560        4,449
Other income                                                    257       1,049            1,405        1,943
                                                         -----------  ----------       ----------   ----------
    Total revenues                                           48,939      67,466          214,196      233,705
                                                         -----------  ----------       ----------   ----------

Expenses:
Production taxes                                              2,597       2,810           10,422        9,703
Lease operating                                               7,297       6,575           30,410       24,848
Cost of trading and transportation                           11,541      25,037           50,451       88,402
DD&A                                                         13,904      11,958           61,223       45,757
Exploratory and abandonment costs                            12,412       8,052           15,420       13,438
Geological and geophysical costs                              3,067       7,812           14,308       17,049
Impairment and gain/loss on sales of oil  & gas properties    5,316      12,027           11,986       15,710
General and administrative                                    1,822       5,182            8,061       11,550
Interest                                                      9,249       8,629           41,990       32,297
                                                        -----------  ----------       ----------    ----------
    Total expenses                                           67,205      88,082          244,271      258,754
                                                        -----------  ----------       ----------    ----------

Loss before benefit
  for income taxes                                          (18,266)    (20,616)         (30,075)     (25,049)

Benefit for income taxes                                     (6,959)     (7,855)         (11,459)      (9,544)
                                                         -----------  ----------       ----------   ----------
Net loss                                                  $ (11,307)   $(12,761)        $(15,505)   $ (18,616)
                                                         ===========  ==========       ==========   ==========

Net loss per share - diluted                              $  (0.61)    $ (0.73)         $  (1.00)   $   (0.91)
                                                         ===========  ==========       ==========   ==========

Outstanding shares - diluted                                 18,577      17,503           18,609       17,119
                                                         ===========  ==========       ==========   ==========

Operating cash flow (a)                                   $ 16,432     $ 19,232         $ 72,862    $  66,905
                                                         ===========  ==========       ==========   ==========


Operating cash flow per share - diluted                   $   0.88     $  1.10          $   3.92   $     3.91
                                                         ===========  ==========       ==========  ===========

(a) Net income before geological and geophysical costs, exploratory and abandonment costs, depreciation, depletion and amortization, impairment and gain/loss on sale and income taxes. The Company recorded a current tax provision of $5.3 million in the year ended December 31, 1998 for taxes payable as a result of the Mid-Continent Sale.

                                                              HS Resources, Inc.
                                                          Summary of 1998 Operations

                                                    SUMMARY PRODUCTION, PRICE AND COST DATA


                                         Quarter Ended                                Year Ended
                                          December 31,                               December 31,
                           -------------------------------------------     ----------------------------------
                                                              %                                       %
                                 1998           1997       Change            1998        1997       Change
                           ----------------- -----------  ----------       ---------- ----------- -----------

Daily Production:
  Oil (Bbl)                           6,378       6,679         -5%            7,206       6,575         10%
  Gas (Mcf)                         141,336     117,589         20%          156,080     112,672         39%
  Equivalent Barrels                 29,934      26,277         14%           33,219      25,353         31%
(Boe)

Period Production:
  Oil (MBbl)                            587         614         -5%            2,630       2,400         10%
  Gas (MMcf)                         13,003      10,818         20%           56,969      41,125         39%
  Equivalent Barrels (MBoe)           2,754       2,417         14%           12,125       9,254         31%

Average oil price (Bbl)       $       13.41   $   19.04        -30%         $  14.58     $ 19.71        -26%
Average gas price (Mcf)       $        1.97   $    2.57        -23%         $   1.96     $  2.19        -11%
Average price (Boe)           $       12.16   $   16.33        -26%         $  12.38     $ 14.83        -17%

Costs:
  G&A per Boe                 $        0.66    $   2.14        -69%         $   0.66     $  1.25        -47%
  LOE per Boe                 $        2.65    $   2.72         -3%         $   2.51     $  2.69         -7%
  DD&A per Boe                $        5.05    $   4.95          2%         $   5.05     $  4.94          2%

(includes depreciation on
non oil and gas assets)

                               HS Resources, Inc.
                           Summary of 1998 Operations

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                            December 31, December 31,
                                                1998         1997
                                            -----------  ------------

Assets

Current assets                              $   60,265    $   55,389
Oil & gas properties                           924,663     1,028,897
Accumulated DD&A                              (175,729)     (151,431)
Other assets                                    23,240        23,451
                                            -----------   ----------
                                            $  832,439    $  956,306
                                            ===========   ==========


                                            December 31, December 31,
                                                1998         1997
                                            -----------  ------------

Liabilities and Stockholders' Equity

Current liabilities                         $   79,164    $   63,717
Bank debt                                      230,000       412,000
9 7/8% Subordinated notes, due 2003             74,712        74,654
9 1/4% Series A subordinated notes, due        149,388       149,310
9 1/4% Series B subordinated notes, due         80,817             -
Other long-term liabilities & deferred          21,359        21,214
Deferred taxes                                  44,138        61,933
Stockholders' equity                           152,861       173,478
                                             -----------  ----------

                                             $ 832,439    $  956,306
                                             ===========  ===========


                               HS Resources, Inc.
                           Summary of 1998 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                  Year Ended
                                                                 December 31,
                                                          ----------------------------

                                                             1998             1997
                                                          ----------       ----------

Cash flows from operating activities:
Net loss                                                   $(18,616)        $(15,505)
Depreciation, depletion and amortization                     61,223           45,757
Impairment and loss on sale of oil and gas properties        11,986           15,710
Amortization of deferred charges, debt issue costs
  and deferred compensation                                   2,621            1,830
Transfer treasury stock to 401(k) plan                          549              417
Gain on sale of fixed assets                                   (235)             ---
Deferred income tax benefit                                 (14,106)         (10,554)
Decrease (increase) in accounts receivable                   (1,186)           2,558
Increase in accounts payable and accrued expenses            10,069            7,947
Increase (decrease) in deferred revenue, net                   (965)           9,873
Other                                                        (1,257)             843
                                                          ----------       ----------
Net cash provided by operating activities                    50,083           58,876
                                                          ----------       ----------

Net cash provided by (used in) investing activities          62,433         (294,076)
                                                          ----------       ----------

Net cash (used in) provided by financing activities        (109,765)         233,342
                                                          ----------       ----------

Net increase (decrease) in cash and
  cash equivalents                                            2,751           (1,858)

Cash and cash equivalents, beginning
  of the period                                               6,907            8,765
                                                          ----------       ----------

Cash and cash equivalents, end of
  the period                                               $  9,658         $  6,907
                                                          ==========       ==========